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                        ALPS MUTUAL FUNDS SERVICES, INC.
                                 (THE "COMPANY")

                                 CODE OF ETHICS


     I.   PURPOSE OF THE CODE OF ETHICS

          This code is based on the principle that the Company's access persons will conduct their personal investment activities in accordance with (1) the duty at all times to place the interests of each Investment Company's shareholders first, (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility, and (3) the fundamental standard that Company personnel should not take inappropriate advantage of their positions.

     In view of the foregoing, the provisions of Section 17j-1 of the 1940 Act, the "Report of the Advisory Group on Personal Investing" issued by the Investment Company Institute on May 9, 1994 and the Securities and Exchange Commission's September 1994 Report on "Personal Investment Activities of Investment Company Personnel," the Company has determined to adopt this Code of Ethics (the "Code") on behalf of the Company to specify a code of conduct for certain types of personal securities transactions which might involve conflicts of interest or an appearance of impropriety, and to establish reporting requirements and enforcement procedures.

     II.  LEGAL REQUIREMENT

          Rule 17j-1(b) (the "Rule") of The Investment Company Act of 1940 (the "Act"), makes it unlawful for any access person of the Company in connection with the purchase or sale, directly or indirectly, by such access person of a security "held or to be acquired" by an Investment
     Company:

              1. To employ any device, scheme or artifice to defraud the Investment Company;

              2. To make to the Company any untrue statement of a material fact or omit to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

              3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company; or

              4. To engage in any manipulative practice with respect to any Trust's investment portfolios.

     III. DEFINITIONS

               (a)   "Underwriter" means ALPS Mutual Funds Services, Inc.

               (b) "Investment Company" means a company registered as such under the Investment Company Act of 1940 and for which the Underwriter is the principal underwriter.

               (c) "Access Person" means any director, officer, general partner, registered person, or employee, of the Underwriter, if in connection with his/her regular functions is in communication or contact with portfolio managers and advisory staff of an
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                     Investment Company of the Underwriter or otherwise has
                     access to current information about portfolio transactions for an Investment Adviser in the course of his/her duties, attends Board Meetings or visits to the investment advisory location.

               (d) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

               (e) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

               (f)   "Control" shall have the same meaning as that set forth in
                     Section 2(a)(9) of the Investment Company Act.

               (g) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act.

               (h) "Exempt Security" shall include securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of
                     Section 2(a)(16) of the Investment Act, bankers' acceptances, bank certificates of deposit or commercial paper, shares of registered open-end investment companies, and high quality short-term debt instruments, including repurchase agreements.

               (i) "Security held or to be acquired" by the Investment Company means: (1) Any Covered Security as defined in the Rule which, within the most recent 15 days: (a) is or has been held by the Investment Company; or (b) is being or has been considered by the Investment Company for purchase by the Investment Company; and (2) Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (III)(i)(1) of this definitions section.

               (j)   "Exempt Transactions" shall mean:

                     1. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

                     2. Purchases or sales of securities issued by any company included in the Standard & Poor's 500 Stock Index and in an amount less than $10,000.

                     3. Purchases which are part of an automatic dividend reinvestment plan.

                     4. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.


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     IV.  POLICIES OF THE COMPANY REGARDING PERSONAL SECURITIES TRANSACTIONS

          1.   GENERAL

               No Access Person of the Company shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1(b) set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code.

          2.   SPECIFIC POLICIES

               No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale:

                     (a) is being considered for purchase or sale by an Investment Company; or

                     (b)    is being purchased or sold by an Investment Company

          3.   PRE-APPROVAL OF INVESTMENTS IN IPOs AND LIMITED OFFERINGS.

                   Investment Personnel of an Investment Company or its investment adviser must obtain approval from the Investment Company or the Investment Company's investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

     V.   REPORTING PROCEDURES

     The Compliance Officer of the Company shall notify each person (annually in January of each year), who may be considered an Access Person of the Investment Company who may be required to make reports pursuant to this Code, that such person is subject to this reporting requirement. Additionally, the compliance officer shall deliver a copy of this Code to such Access Person. In order to provide the Company with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed, every Access Person of the Company and every Access Person of an investment adviser of or principal underwriter for the Company, must report to the Company, investment adviser or principal underwriter the following:


          (A) Initial Holdings Reports. Every Access Person must report no later than 10 days after the person becomes and Access Person, the following information:

               (1) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

               (2) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

               (3)  The date that the report is submitted by the Access Person.



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          (B)  Quarterly Transaction Reports. Every Access Person must report no later than 10 days after the end of a calendar quarter, the following information:

               (1) With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

                    (a) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

                    (b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                    (c) The price of the Covered Security at which the transaction was effected;

                    (d) The name of the broker, dealer or bank with or through whom the transaction was effected; and

                    (e) The date that the report is submitted by the Access Person.

               (2) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                    (a) The name of the broker, dealer or bank with whom the Access Person established the account;

                    (b)  The date the account was established; and

                    (c) The date that the report is submitted by the Access Person.

          (C) Annual Holdings Reports. Every Access Person must report annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted):

               (1) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

               (2) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

               (3)  The date that the report is submitted by the Access Person.

          (D) A designated compliance person of the Company shall review the reports received, maintain a record of the names of the persons responsible for reviewing these reports, and as appropriate, compare the reports with this Code, and report to the Company's senior management:

               1. any transaction that appears to evidence a possible violation of this Code; and


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               2.   apparent violations of the reporting requirements stated
                    herein.

          (E) Senior management shall consider reports made to them hereunder and shall determine whether the policies established in Sections IV and V of this Code have been violated, and what sanctions, if any, should be imposed on the violator, including but not limited to a letter of censure, suspension or termination of the employment of the violator or termination of the violator's license with the underwriter, or the unwinding of the transaction and the disgorgement of any profits.

               Senior management and the board of directors of the Company shall review the operation of this Code at least annually. All material violations of this Code and any sanctions imposed with respect thereto shall periodically be reported to the board of trustees of the Investment Company with respect to the securities of that investment company.

     VI.  CERTIFICATION

     Each Access Person will be required to certify annually that he or she has read and understood this Code, and will abide by them. Each Access Person will further certify that they have disclosed or reported all personal securities transactions required to be disclosed or reported under the Code. A form of such certification is attached hereto as Exhibit B.

     Before the Board of Directors may approve the code of ethics, the Investment Company must submit to the Board of Directors (or trustees) a certification that they have adopted procedures reasonably necessary to prevent Access Persons from violating their codes. Such certification shall be submitted to the Board of Directors at least annually thereafter.


     Dated:        May, 1994
     Revised:      March, 2000




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